                                                                      EXHIBIT 12


                             NATIONAL-OILWELL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)


                                                NINE MONTHS ENDED     YEAR ENDED
                                                  SEPTEMBER 30,      DECEMBER 31,       YEAR ENDED AUGUST 31,
                                                 ----------------   ---------------   -------------------------
                                                  1998      1997     1997     1996     1995     1994      1993
                                                 ------    ------   ------   ------   ------   ------    ------
                                                         (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)
EARNINGS:
  Income (loss) before income taxes             105,648    48,975   82,482   16,718   12,196   (6,709)    6,061
  Interest expense                                7,404     3,855    5,078    9,741       64      215       506
  Amortization of debt costs                        171       174      191    1,281       --       --        --
  Estimated interest portion of rental expense      487       540      720      840       64       48        48
                                                -------    ------   ------   ------   ------   ------    ------
  EARNINGS                                      113,710    53,544   88,471   28,580   12,324   (6,446)    6,615

FIXED CHARGES:
  Interest expense                                7,404     3,855    5,078    9,741       64      215       506
  Amortization of debt costs                        171       174      191    1,281       --       --        --
  Estimated interest portion of rental expense      487       540      720      840       64       48        48
                                                 ------    ------   ------   ------   ------   ------    ------
  TOTAL FIXED CHARGES                             8,062     4,569    5,989   11,862      128      263       554

RATIO OF EARNINGS TO FIXED CHARGES                 14.1      11.7     14.8      2.4     96.3       --(1)   11.9

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(1) Additional income before income taxes necessary to attain a ratio of 1.0 would have been $6.7 million.